Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

THIRD QUARTER 2017 RESULTS

TALLAHASSEE, FL., October 24, 2017 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the three-month and nine-month periods ended September 30, 2017. The Company reported net earnings of $822,000, or $0.26 per basic and diluted share, for the quarter ended September 30, 2017, compared to net earnings of $610,000 or $0.31 per basic and diluted share, for the quarter ended September 30, 2016. For the first nine months of 2017, the Company reported net earnings of $2.1 million or $0.83 per basic and diluted share, compared to $1.6 million, or $0.79 per basic and diluted share, for the same period in 2016.

“There is a lot of positive news to share about our Company,” said CEO and President, Sammie D. Dixon, Jr. “Our team continues to perform well. We were again named in the Top 25 of Best Banks to Work For by American Banker magazine. We moved up in the FDIC Market Share rankings in both counties where we operate (Leon to #10, Wakulla to #3).”

“In addition,” said Mr. Dixon, “the Prime Meridian Bank mortgage team ranks near the top in Dollar Volume of Mortgages in Leon County.” This was according to monthly reports published by Metro Market Trends, Inc.

“The numbers reflect a good quarter for us in terms of net income,” continued Mr. Dixon. “Were we expecting stronger growth in some areas? The answer is, ’Yes.’”

The local rate environment this quarter grew increasingly competitive as other financial institutions sought to grow their market share by lowering rates on loan products and bumping rates on deposits. “Like any good team, we responded appropriately and remained disciplined,” explained Dixon. “Our focus is on a culture of great service, sound margins and solid asset quality.”

The Bank continued its exploration of acquisition opportunities during the quarter. “We believe we are very well positioned for growth based on our management team and capital base,” said Dixon. “And, just like everything else we do, we strive to do it right.”

Key Performance Highlights

•	Net income for the third quarter of 2017 increased 34.8% year over year and 7.5% over the prior quarter to $822,000.

•	Since December 31, 2016, net loans have grown 10.1% to $245.2 million and total deposits have grown 7.8% to $296.7 million, despite an increasingly competitive market for both.

•	Tangible book value per share increased 10.5% from September 30, 2016 to $14.94 at September 30, 2017, as a result of retained earnings and the additional capital raised during the second quarter of 2017.

•	For the quarter ended September 30, 2017, the annualized Return on Average Assets was 0.95%, the annualized Return on Average Equity was 7.17%, and the efficiency ratio improved to 62.6% from 64.5% a year ago.

Earnings Summary

Net Earnings

Net earnings for the three-month period ended September 30, 2017 were $822,000, compared to net earnings of $765,000 and $610,000 for the three-month periods ended June 30, 2017 and September 30, 2016, respectively. For the nine-month period ended September 30, 2017, the Company reported net earnings of $2.1 million, compared to $1.6 million for the same period a year ago. The increase in net earnings for the first nine months of 2017 compared to the same period a year ago is attributed to a 19.9% increase in total interest income, a 54.6% decrease in the provision for loan losses, and a 27.7% increase in total non-interest income, all partially offset by a 38.4% increase in total interest expense, an 18.1% increase in total non-interest expense, and a 37.6% increase in income taxes.

Interest Income

For the quarter ended September 30, 2017, total interest income was $3.4 million, compared to $3.2 million for the previous quarter and $2.8 million for the same period a year ago. Compared to the prior quarter, the Company benefitted from higher average balances of interest earning assets and higher yields on loans, excluding mortgage loans held for sale, and higher yields on other interest earning assets, namely federal funds sold. Compared to the third quarter in 2016, the increase is attributed to higher average balances and yields across all categories of interest earning assets. The primary growth driver, however, was an increase in average loans which grew from $219.7 million for the three-month period ended September 30, 2016 to $248.7 million for the three-month period ended September 30, 2017. The average yield on loans also increased over this time period from 4.62% during the third quarter of 2016 to 4.78% during the third quarter of 2017, mainly due to an increase in interest rates charged.

For the nine-month period ended September 30, 2017, total interest income grew $1.6 million, or 19.9%, to $9.5 million, compared to the same period a year ago. Average balances and yields increased across all categories of interest earning assets year over year, but the interest earned on higher average loan balances was the key contributor to interest income growth. For the nine months ended September 30, 2017 compared to the same period a year ago, the average balances of loans increased $30.7 million, or 14.8%, while the average yield on loans increased by 6 basis points.

Interest Expense

For the quarter ended September 30, 2017, interest expense was $326,000, compared to $256,000 for the prior quarter and $206,000 for the same period a year ago. The increase in both periods can be attributed to higher average balances of interest bearing deposits and higher average rates paid on deposits. For the quarter ended September 30, 2017, the average balance of interest bearing deposits increased 18.7% to $222.9 million, while the average rate paid on deposits increased 14 basis points to 0.58%, compared to the quarter ended September 30, 2016.

For the first nine months of 2017, interest expense increased $230,000, or 38.4%, over the same period last year, again due to higher average balances of interest bearing deposits and higher rates paid on deposits. The time period from September 30, 2016 to September 30, 2017 reflects three 25 basis point increases in the target federal funds rate, which prompted the Company to raise rates on certain categories of interest bearing deposit accounts.

Provision for Loan Losses

The provision for loan losses was $32,000 and $187,000 for the three months and nine months ended September 30, 2017, a decrease of $76,000 and $225,000, as compared to the same periods in 2016. On a linked-quarter basis, the provision for loan losses decreased by $88,000. The lower provision for both the quarter and the nine-month period can be attributed to several different factors, including an overall shift in balances from higher risk-weighted loan portfolio classes to lower risk-weighted portfolio classes and changes in the qualitative factors used by the Company in determining its provision, as both the Company and its peers have experienced improved asset quality trends in recent periods.

Net Interest Margin

The net interest margin was 3.68% for the three months ended September 30, 2017, compared to 3.73% last quarter and 3.76% for the same period in 2016. Compared to the prior linked-quarter and the same period last year, growth in lower yielding other earning assets, namely federal funds sold, contributed to a decrease in the net interest margin. Federal funds sold increased as the Company works to deploy the capital it raised during the second quarter of 2017. The decrease in the net interest margin was also impacted by the higher cost of funds for the quarter.

For the nine months ended September 30, 2017, the net interest margin was 3.67%, compared to 3.76% for the same period a year ago. Despite higher average balances and yields across all categories of interest earning assets, a change in the interest earning assets mix led to a decrease in the overall yield of the interest earning assets portfolio. This, in combination with higher average balances of interest bearing deposits and higher deposit funding costs, led to the decrease in the Company’s net interest margin.

Non-interest Income

On a linked-quarter basis, non-interest income decreased $143,000, or 23.9%, and is attributed to a $142,000 decline in mortgage banking revenue. Reduced volume of mortgage loans sold to the secondary market resulted in a lower gain on sale of loans held for sale and decreased wholesale brokerage fees.

Compared to the same period a year ago, non-interest income increased $40,000, or 9.6%, for the quarter due to an 8.1% increase in service charges and fees on deposit accounts, a 5.8% increase in mortgage banking revenue, and a 27.5% increase in other income, primarily consisting of higher credit card and debit card income.

For the nine-month period ended September 30, 2017, non-interest income grew $320,000, or 27.7%. A $306,000, or 48%, increase in mortgage banking revenue, a $67,000, or 38.5%, increase in service charges and fees on deposit accounts, and a $52,000, or 25.2%, increase in other income (mostly credit card and debit card income and ATM fees) were the key drivers to the overall gain in non-interest income in 2017, while the nine-month period ended September 30, 2016 benefitted from a $102,000 gain on sale of securities available for sale.

Non-interest Expense

On a linked-quarter basis, non-interest expense decreased $17,000, or 0.8%, as higher expenses for salaries and employee benefits, occupancy, and professional fees were offset by lower advertising and other non-interest expenses.

Non-interest expense increased $291,000, or 15.2%, for the quarter and $1.0 million, or 18.1%, for the nine months ended September 30, 2017, compared to the same periods a year ago. Salaries, mortgage banking commissions, and employee benefits were the primary expense drivers in both periods, increasing $186,000, or 17.5%, for the quarter and $728,000, or 24.2%, for the nine-month period as the Company continues to add employees to serve its growing client base. For the nine-month period ended September 30, 2017, the Company’s full time equivalent employees (FTEs) averaged 67 compared to 58 for the same period in 2016.

Balance Sheet

At September 30, 2017, the Company reported $344.5 million in total assets, $296.7 million in deposits, and $245.2 million in net portfolio loans. This compares to $303.9 million in total assets, $275.3 million in deposits, and $222.8 million in net portfolio loans at December 31, 2016. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(Dollars in thousands)

	September 30, 2017		December 31, 2016
	(unaudited)
	Amount	% of Total	Amount	% of Total
Commercial real estate	$77,084	31.1%	$65,805	29.2%
Residential real estate and home equity	94,145	38.0%	88,883	39.4%
Construction	23,366	9.4%	19,991	8.9%
Commercial	46,193	18.7%	46,340	20.6%
Consumer	6,976	2.8%	4,275	1.9%

Total Loans	247,764	100.0%	225,294	100.0%
Net deferred loan costs	468		350
Allowance for loan losses	(3,072)		(2,876)

Loans, net	$245,160		$222,768

Total stockholders’ equity was $46.3 million, or 13.4% of total assets, at September 30, 2017, compared to $27.1 million, or 8.9% of total assets, at December 31, 2016. Book value per share increased from $13.51 at December 31, 2016 to $14.94 at September 30, 2017, with 3,101,319 common shares outstanding.

The Company completed a public stock offering during the second quarter. The offering netted the Company approximately $17 million in additional capital to be used for general corporate purposes, maintaining liquidity, and expansionary activities.

As of September 30, 2017, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.38%, a 12.76% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.76% Tier 1 Risk-Based Capital Ratio, and a 13.97% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $137,000 were deemed to be impaired under the Bank’s policy at September 30, 2017, while loans totaling $811,000 were deemed to be impaired under the Bank’s policy at December 31, 2016. At September 30, 2017, the Bank had one nonaccrual loan in the aggregate amount of $60,000 compared to four nonaccrual loans totaling $811,000 at December 31, 2016. Management believes that the allowance for loan losses which was $3.1 million, or 1.24% of gross loans, at September 30, 2017 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, Florida and a third branch in Crawfordville, Florida. As of September 30, 2017, the consolidated Company had 67 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statement of Earnings (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Interest income:
Loans	$3,025	$2,573	$8,498	$7,294
Securities	252	156	709	538
Other	114	26	271	74

Total interest income	3,391	2,755	9,478	7,906

Interest expense:
Deposits	326	205	829	598
Other borrowings	—	1	—	1

Total interest expense	326	206	829	599

Net interest income	3,065	2,549	8,649	7,307
Provision for loan losses	32	108	187	412

Net interest income after provision for loan losses	3,033	2,441	8,462	6,895

Non-interest income:
Service charges and fees on deposit accounts	80	74	241	174
Mortgage banking revenue	275	260	943	637
Income from bank-owned life insurance	12	12	35	37
(Loss) gain on sale of securities available for sale	—	—	(1)	102
Other income	88	69	258	206

Total non-interest income	455	415	1,476	1,156

Non-interest expense:
Salaries and employee benefits	1,248	1,062	3,734	3,006
Occupancy and equipment	247	209	727	624
Professional fees	90	81	235	285
Advertising	129	94	440	361
FDIC/State assessment	35	36	123	102
Software maintenance, amortization and other	132	125	394	375
Other	321	304	977	863

Total non-interest expense	2,202	1,911	6,630	5,616

Earnings before income taxes	1,286	945	3,308	2,435
Income taxes	464	335	1,185	861

Net earnings	$822	$610	$2,123	$1,574

Earnings per common share:
Basic	$0.26	$0.31	$0.83	$0.79
Diluted	0.26	0.31	0.83	0.79
Cash dividends per common share(1)	—	—	0.07	0.05

(1)	Annual cash dividends were paid during the first quarters of 2016 and 2017

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(dollars in thousands except per share data)

	Q3’17	Q2’17	Q1’17	Q4’16	Q3’16
Interest income:
Loans	$3,025	$2,838	$2,635	$2,662	$2,573
Securities	252	248	209	162	156
Other	114	88	69	43	26

Total interest income	3,391	3,174	2,913	2,867	2,755

Interest Expense:
Deposits	326	256	247	231	205
Other borrowings	—	—	—	—	1

Total interest expense	326	256	247	231	206

Net interest income	3,065	2,918	2,666	2,636	2,549
Provision for loan losses	32	120	35	12	108

Net interest income after provision for loan losses	3,033	2,798	2,631	2,624	2,441

Non-interest income:
Service charges and fees on deposit accounts	80	81	80	76	74
Mortgage banking revenue	275	417	251	298	260
Income from bank-owned life insurance	12	11	12	12	12
Loss on sale of securities available for sale	—	—	(1)	—	—
Other income	88	89	81	88	69

Total non-interest income	455	598	423	474	415

Non-interest expense:
Salaries and employee benefits	1,248	1,239	1,247	1,125	1,062
Occupancy and equipment	247	233	247	283	209
Professional fees	90	82	63	61	81
Advertising	129	157	154	126	94
FDIC / State Assessment	35	42	46	50	36
Software Maintenance, amortization and other	132	133	129	126	125
Other	321	333	323	325	304

Total non-interest expense	2,202	2,219	2,209	2,096	1,911

Earnings before income taxes	1,286	1,177	845	1,002	945
Income taxes	464	412	309	356	335

Net earnings	$822	$765	$536	$646	$610

Basic earnings per share	$0.26	$0.30	$0.27	$0.33	$0.31
Diluted earnings per share	$0.26	$0.30	$0.27	$0.32	$0.31

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash & cash equivalents	$34,323	$40,789	$35,200	$36,165	$23,077
Securities available for sale	48,744	43,670	42,950	33,103	32,714
Loans, held for sale	7,459	3,803	2,695	3,291	3,525
Loans, net	245,160	242,149	225,742	222,768	222,768
Federal Home Loan Bank stock	316	274	274	220	220
Premises & equipment, net	4,935	5,012	5,091	4,929	4,653
Accrued interest receivable	875	818	782	798	705
Bank owned life insurance	1,746	1,734	1,723	1,711	1,699
Other assets	983	1,016	1,072	956	603

Total Assets	$344,541	$339,265	$315,529	$303,941	$289,964

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	70,704	74,185	69,244	61,856	70,102
Savings, NOW and money-market deposits	203,131	196,786	196,897	192,768	167,818
Time deposits	22,879	21,242	20,108	20,723	23,236

Total Deposits	296,714	292,213	286,249	275,347	261,156
Federal Home Loan Bank advance	—	—	—	—	—
Official checks	566	898	838	632	1,093
Other liabilities	934	689	880	880	874

Total Liabilities	298,214	293,800	287,967	276,859	263,123

Total Stockholders’ Equity	46,327	45,465	27,562	27,082	26,841

Total Liabilities and Stockholders’ Equity	$344,541	$339,265	$315,529	$303,941	$289,964

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

(in thousands, except per share data)

	Q3’17	Q2’17	Q1’17	Q4’16	Q3’16
Per Share Data:
Earnings per share - Basic	$0.26	$0.30	$0.27	$0.33	$0.31
Earnings per share - Diluted	0.26	0.30	0.27	0.32	0.31
Book value per share	14.94	14.67	13.74	13.51	13.52

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.95%	0.94%	0.70%	0.87%	0.87%
Return on average equity(1)	7.17	8.21	7.88	9.62	9.14
Average yield on earning assets	4.08	4.05	3.94	4.00	4.06
Net interest margin	3.68	3.73	3.60	3.68	3.76
Efficiency ratio(2)	62.56	63.11	71.51	67.40	64.47

Asset Quality Data:
Nonaccrual loans	$60	$137	$805	$811	$1,161
Total nonperforming assets	60	137	805	811	1,161
Nonpeforming assets/total assets	0.02%	0.04%	0.26%	0.27%	0.40%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	9.38%	9.67%	8.65%	8.73%	9.01%
Common Equity Tier I Capital Ratio	12.76	12.61	11.54	11.70	11.55
Tier I Risk Based Capital Ratio	12.76	12.61	11.54	11.70	11.55
Total Capital Ratio	13.97	13.82	12.79	12.95	12.80

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents non-interest expense divided by the sum of net interest income plus non-interest income.

CONTACT:	Randy Guemple, Chief Financial Officer

(850) 907-2301

Prime Meridian Holding Company

Website: www.primemeridianbank.com